FORM 8-K

   SECURITIES AND EXCHANGE COMMISSION

   Washington, D.C. 20549

   CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the
  Securities and Exchange Act of 1934

   Date of Report (Date of Earliest
   Event Reported): November 9, 2001

   CHIQUITA BRANDS INTERNATIONAL, INC.
   (Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	1-1550 (Commission File Number)	04-1923360 (IRS Employer Identification No.)

        250 East Fifth Street, Cincinnati, Ohio 45202
   (Address of principal executive offices)

   Registrant's telephone number, including area code:
   (513) 784-8000

INFORMATION TO BE INCLUDED IN THE REPORT

Items 1, 2, 3, 4, 6, 8 and 9 are not applicable and are omitted from this Report.

Item 5.     Other Events.

On November 12, 2001, Chiquita Brands International, Inc. (the "Company") announced that it has reached agreement with certain holders (the "Holders") of its Senior Notes and Subordinated Debentures regarding the terms of a proposed restructuring of such debt (the "Agreement"). A copy of the Company's press release making the announcement is attached as Exhibit 99.1. A copy of the form of Forbearance, Lock Up and Voting Agreement (the "Lock Up Agreement") signed by the Holders embodying the Agreement is attached as Exhibit 99.2.

To effect the restructuring, the Company will file a "pre-arranged" plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. Under the Lock Up Agreements, the Holders have agreed to vote in favor of the plan, which is summarized in the term sheet attached to the form of Lock Up Agreement. The Holders own approximately 29% of the Company's Senior Notes and Subordinated Debentures.

In connection with the Agreement, the Company is filing, as Exhibit 99.3, certain non-public financial information, including summary projections of future operating results (the "Projected Information"), that was previously furnished to the Holders and their advisors to facilitate negotiation of the proposed terms of a restructuring.

The Company does not, as a matter of course, publish projections as to future revenues or earnings. The Projected Information was not prepared with a view to public disclosure and is included in this Current Report on Form 8-K only because this information was made available to the Holders. Accordingly, the Company disclaims any obligation to (a) include any updated projections in any future filings with the Securities and Exchange Commission or (b) otherwise publish or publicly provide any updated projections.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

99.1         Press Release of the Company dated November 12, 2001.

99.2         Form of Forbearance, Lock Up and Voting Agreement dated as of November 9, 2001 among the Holders and Chiquita Brands International, Inc., including as Exhibit A thereto, Preliminary Outline of Principal Terms of Chapter II Plan of Reorganization.

99.3         Projections of future operating results for the Company, as provided to the Holders in May 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2001	CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/s/ William A. Tsacalis
William A. Tsacalis Vice President and Controller